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                                                                    Exhibit 12.1


                                       Calculation of Ratio of Earnings to Fixed Charges


                                                                        For the Year Ended               For the Nine
                                                                                                            Months
                                                                           December 31,                     Ended
                                                                                                         September
                                                       1999      2000      2001      2002      2003       30, 2004
                                                       --------------------------------------------------------------
                                                                             (000's)
Fixed charges

     Interest expense on indebtedness                  $    291  $    425  $    690  $    365  $    247  $    414

     Estimated interest expense within rental
     expense                                                282       361       775     1,263     1,725     1,083

     Dividends on series A preferred stock                  -         -         -         -         224       593
                                                       --------------------------------------------------------------
                    Total fixed charges                     573       786     1,465     1,628     2,196     2,090

Earnings (loss)

     Loss from continuing operations before income
     taxes                                              (18,124)  (46,717)  (73,984)  (56,142)  (66,042)  (51,748)
     Add:  Fixed charges per above                          573       786     1,465     1,628     2,196     2,090
     Less: Dividends on series A preferred stock            -         -         -         -        (224)     (593)
                                                       --------------------------------------------------------------
               Loss, as adjusted                        (17,551)  (45,931)  (72,519)  (54,514)  (64,070)  (50,251)
                                                       --------------------------------------------------------------

Coverage deficiency                                    $(18,124) $(46,717) $(73,984) $(56,142) $(66,266) $(52,341)
                                                       ==============================================================